Incorporated in the State of Nevada on May 22, 2007



No. 001

Shares

Israeli Historical Sight Seeing Co.

Common Stock

This Certifies That ______________________________ is the owner of

Israeli Historical Sight Seeing Co. ______________________________ Shares of the Capital Stock of

CORPORATE NAME

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ______________ day of ______________ A.D. ______________

____
President

____
Secretary

SHARES $0.05 EACH